EXHIBIT 10.1

3535 General Atomics Court, Suite 200 • San Diego, CA 9212 l • 858.875.1800 Office• 858.875.1843 Fax•  www.fatetherapeutics.com

May 5, 2016

Chris M. Storgard, M.D.

[Address]

Dear Chris,

On behalf of Fate Therapeutics, Inc. ("Company"), I am pleased that you are joining the Company as Chief Medical Officer pursuant to the offer letter dated April 27, 2016 (the "Offer Letter"). This letter (the "Letter Agreement") reflects the parties' agreement regarding your first date of employment at the Company and sets forth the terms under which the Company approves your continued employment at Ardea Biosciences ("Ardea").

The parties agree by this Letter Agreement that, notwithstanding the anticipated start date set forth in the Offer Letter, your first date of employment at Company in a full-time capacity will be May 16, 2016 (the "Start Date"). As consideration for your commencing employment on the Start Date, Company hereby agrees that you may remain employed at Ardea until July 8, 2016, subject to the terms and conditions herein. During the period that you remain employed at Ardea, you agree that the scope of your duties and responsibilities at Ardea will not be materially modified beyond the current scope of such duties and responsibilities. Additionally, you acknowledge and agree that all activities undertaken on behalf of Company will be independent of and conducted separate from your activities as an employee of Ardea, and expressly agree not to use any Company resources in the course of performing activities as an employee of Ardea, and not to use any Ardea resources in the course of performing activities on behalf of the Company. These terms are in addition to the covenants and restrictions set forth in your Proprietary Information and Inventions Agreement signed May 4, 2016 (the "PIIA").

This Letter Agreement shall constitute a binding agreement between the parties. Except as provided by this Letter Agreement, all terms and conditions of the Offer Letter and PIIA remain in full force and effect. For the avoidance of doubt, nothing in this Letter Agreement modifies the at-will nature of your employment relationship with Company.

Please indicate your agreement by countersigning this letter below and returning a signed copy of the letter to me at your earliest convenience. Yours sincerely,

/s/ J. Scott Wolchko Scott Wolchko

UNDERSTOOD AND AGREED BY:

Chris M. Storgard, M.D.

By:	/s/ Chris M. Storgard

Date:	May 6, 2016

3535 General Atomics Court, Suite 200 • San Diego, CA 92121 • 858.875.1800 Office • 858.875.1843 Fax • www.fatetherapeutics.com

April 27, 2016

Chris M. Storgard, M.D.

[Address]

Dear Chris:

Fate Therapeutics, Inc. (“Fate” or the “Company”) is pleased to offer you an exempt full-time position as Chief Medical Officer, reporting to Scott Wolchko, President and Chief Executive Officer.  This position has an anticipated start date of June 15, 2016, unless another date is mutually agreed upon by you and the Company, and is based at the Company’s corporate headquarters in San Diego, California.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether fulltime or part-time) unless approved in advance by the Chief Executive Officer.  By signing this Letter Agreement, you confirm to Fate that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Fate.

In consideration of your employment and commencing on your first day of employment, you will be paid an annualized base salary rate of $375,000.00, less applicable withholding, to be paid on the Company's regularly scheduled payroll dates, which currently are every two weeks. Subject to approval by the Company's Board of Directors, you will be granted a non-qualified option to purchase 200,000 shares of the Company's common stock at an exercise price equal to the closing price per share of the Company's common stock as reported on NASDAQ on the first day of your employment (the "Option"). The Option will vest and become exercisable in accordance with the following schedule: twenty-five percent (25%) of the shares shall vest and become exercisable on the first anniversary of your first date of employment, and 1/48th of the shares shall vest and become exercisable monthly thereafter, so that one hundred percent (100%) of the shares shall be vested and exercisable on the fourth anniversary of your first date of employment, subject to your continued employment with the Company. The Option will be granted pursuant to a stock option agreement which you will be required to sign as a condition of receiving the Option.

You will also be paid a one-time signing bonus of $40,000, less applicable withholding (the "Signing Bonus"). Sixty-five percent (65%) of the Signing Bonus shall be paid to you in cash on your first regularly scheduled payroll date, and thirty-five percent (35%) of the Signing Bonus shall be paid to you in the form of shares of the Company's common stock on the first date of your employment. Such shares will be granted in accordance with the terms of the Company's 2013 Stock Option and Incentive Plan (the "Plan"), and an unrestricted stock award agreement which you will be required to sign as a condition of receiving the shares. For purposes of determining the number of shares of the Company's common stock to be issued to you, the price per share of the Company's common stock shall be equal to the closing price per share of the Company's common stock as reported on NASDAQ on the first day of your employment. Such shares will bear appropriate legends as determined by the Administrator of the Plan in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

You acknowledge that receipt of the Signing Bonus is contingent upon your continued employment with the Company under the terms of this Letter Agreement for a period of twelve (12) months of your start date. You agree that you will return the Signing Bonus in cash in full in the event that you resign from employment with the Company without Good Reason, or are terminated for Cause, within twelve (12) months of your start date. "Cause" means any of the following: (i) embezzlement, misappropriation of material assets or property of the Company; (ii) the conviction of, or a plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude, theft or the violation of applicable securities laws; (iii) your ongoing and repeated failure or refusal to perform or neglect of your lawful duties and responsibilities to the Company; or (iv) your breach of this Letter Agreement or any other agreement with the Company which breach, if capable of cure, is not cured within thirty (30) days after your receipt of written notice thereof or otherwise within the applicable notice and cure periods, if any, provided in the applicable agreement. "Good Reason" means the occurrence of any of the following actions undertaken by the Company without your consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason will not be deemed .to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a change in the geographic location at which you must regularly report to work and perform services of more than fifty (50) miles, except for required travel on the Company's business.

In addition, you will be eligible to participate in an employee health benefits program, a 401(k) plan, a vacation plan, and a bonus plan. The Company has determined your annual target bonus will be 35% of your annual base salary, to be pro-rated for the number of months actually worked; provided, however, that in any event the actual amount of any annual bonus will be determined, and payment thereof made, in accordance with the terms and conditions of the Company's Amended and Restated Senior Executive Incentive Bonus Plan (as the same mar be amended, restated or otherwise modified from time to time) and subject to the discretion and approval of the Company's Board of Directors.

As a condition of your employment, you will be required to complete and sign the Company’s standard form Employee Proprietary Information and Inventions Agreement attached hereto (the "Agreement"). In part, this Agreement requires that employees comply with the Company's requirements to protect its proprietary and confidential information at all times. Additionally, under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements as this offer of employment is conditioned on submission of satisfactory documentation and its verification. You will also be subject to and expected to comply with the Company's workplace policies and rules, which will be provided to you separately.

All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions to the extent required by law. You hereby acknowledge that you have had an adequate opportunity to consult with your own tax advisors regarding the compensation set forth in this Letter Agreement, the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

We hope that you and Fate Therapeutics will find mutual satisfaction with your employment. All of us at Fate Therapeutics are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time, with or without cause or notice, and Fate Therapeutics reserves for itself an equal right with respect to your employment, where this type of relationship is called "at-will" employment.

This Letter Agreement and the Employee Proprietary Information and Inventions Agreement attached hereto contain the entire terms and conditions with respect to your employment, and they supersede all prior communications, negotiations, representations and/or agreements between you and Fate Therapeutics. The terms and conditions of this offer may only be changed by written agreement by a duly authorized representative of Fate Therapeutics, although the Company may, from time to time, in its sole discretion, adjust the salary, benefits, other forms of compensation paid to you, and/or other policies and procedures in connection with your employment.

This Letter Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California, without regard to its principles of conflicts of laws. You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in the State of California 'in connection with any dispute as to the meaning, effect, performance or validity of this Letter Agreement or arising out of, related to, or in any way connected with, this Letter Agreement or your employment with the Company.

If this offer is acceptable to you, kindly indicate your consent to its terms and conditions by signing and returning a copy of this Letter Agreement and a completed Employee Proprietary Information and Inventions Agreement attached hereto to me by the close of business on April 28, 2016, It being understood that this offer will expire if not accepted on or before such date (although that expiration date may be extended at the discretion of Fate Therapeutics). Upon your signature below, this Letter Agreement, including Appendix A, will become our binding agreement with respect to your employment, containing all terms and conditions as to the specifics thereto.

Very truly yours,

/s/ J. Scott Wolchko

J. Scott Wolchko
President & CEO

I agree to and accept employment with Fate Therapeutics, Inc. on the terms and conditions set forth in this Letter Agreement, including the Employee Proprietary Information and Inventions Agreement attached hereto as Appendix A:

/s/ Chris Storgard	April 27, 2016
Chris Storgard	Date

Appendix A

Employee Proprietary Information and Inventions Agreement